UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 21, 2014

Brown-Forman Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	002-26821	61-0143150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

850 Dixie Highway, Louisville, Kentucky	40210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 585-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 21, 2014, the Board of Directors (the “Board”) of Brown-Forman Corporation (the “Company”) approved certain amendments to the Company’s By-laws, as previously amended on May 28, 2009 (the “By-Laws”). The amendments are reflected in the Amended and Restated By-laws (the “Restated By-laws”) attached hereto as Exhibit 3.2.

The Restated By-Laws became effective immediately upon approval and provide for, among other things, the designation of the state courts of the State of Delaware as the exclusive forum for certain stockholder litigation (such as derivative claims, breach of fiduciary duty claims, claims pursuant to the Delaware General Corporate Law, the Company’s Certificate of Incorporation, or Restated By-laws and claims governed by the internal affairs doctrine), unless the Company otherwise consents to another jurisdiction; the deletion of the Company’s emergency by-laws; an increase (from one-third to a majority) in the number of directors necessary to constitute a quorum for Board meetings; an authorization permitting the Company to provide notice of stockholder meetings via electronic transmission; an authorization permitting the Board to act by written consent via electronic transmission; an increase in the maximum notice period for stockholder meetings from 50 to 60 days preceding the date of the meeting; an increase from 40 to 60 days in the time prior to any meeting, distribution, payment or allotment of rights for which the record date may be set by the Board; a clarification of the limitations on Executive Committee action; the creation of the office of Presiding Chairman of the Board; and an update of the notice procedures for Board meetings to provide for shorter notice periods where such notice is delivered by overnight mail, hand delivery, telephone or electronic transmission. In addition, the Restated By-laws include certain non-substantive clarifying changes.

The foregoing description is a summary of the Restated By-laws and is qualified in its entirety by reference to Exhibit 3.2, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.2	By-laws of the Company as amended and restated effective May 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brown-Forman Corporation
(Registrant)

May 22, 2014	/s/ Matthew E. Hamel
(Date)	Matthew E. Hamel
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.2	By-laws of the Company as amended and restated effective May 21, 2014.